Exhibit 10.1

Via email:

Nov 17, 2025

To: Kevin Gopaul

kevin.gopaul@icloud.com

RE:	Offer to Join the Board of Directors

Dear Kevin,

In recognition of the value your skills, expertise, and experience will bring to Streamex Corp. (the “Company”), we are pleased to extend this offer for you to serve as a member of the Company’s Board of Directors (the “Board”). Your appointment will become effective upon your acceptance of this letter and formal approval by the Board (the “Appointment Date”).

Your term will continue until the next annual meeting of shareholders and until your successor is duly elected and qualified, or until your earlier resignation, removal, or death, in accordance with applicable law and the Company’s governing documents.

Compensation

As a non-employee director, you will receive compensation consistent with the Company’s non-employee director compensation policy as may be in effect from time to time. Currently, this includes:

●	Annual cash retainer: USD $40,000
●	Committee retainer: USD $25,000 per year per committee on which you serve
●	Equity compensation: To be determined annually by the Compensation Committee of the Board in accordance with the Company’s equity compensation policies

Indemnification and D&O Insurance

The Company will provide you with the same indemnification rights afforded to its other directors under its governing documents and applicable law, including the advancement of expenses to the fullest extent permitted.

In addition, the Company will maintain directors and officers liability insurance (“D&O Insurance”) covering you in your capacity as a Director, on terms no less favorable than those applicable to other members of the Board. Coverage will remain in effect for the duration of your service and for any applicable tail period following your departure as required by law or Company policy.

STREAMEX CORP. (Nasdaq: STEX)

2431 Aloma Ave Ste 243, Winter Park, Florida 32792

www.streamex.com (203) 409-5444 contact@streamex.com

Service Expectations and Representations

By accepting this offer, you represent and agree that:

1.	You will devote adequate time and attention to your duties and perform them in accordance with prevailing professional and fiduciary standards.
2.	You are aware of no conflict of interest that would limit your ability to serve, and you will promptly notify the Board of any potential or actual conflict that may arise.
3.	You will not disclose or provide to the Company any confidential, proprietary, or restricted materials belonging to third parties.
4.	During your Board service, you will refrain from engaging in activities that compete with the Company or create an actual conflict of interest.

Confidentiality

You agree to hold all confidential and non-public information of the Company in strict confidence and to use such information solely in connection with your duties as a Director, both during and after your service.

Expenses

The Company will reimburse you for reasonable travel and related expenses incurred in connection with your Board service, in accordance with the Company’s policies and upon submission of appropriate documentation within 30 days of incurrence.

Removal and Resignation

You may resign at any time by providing written notice. Your continued service is subject to the Company’s organizational documents and applicable law relating to the removal of directors.

Additional Documentation

Your appointment and service may be subject to your execution of standard documentation required of directors of publicly listed companies, including acknowledgments of the Company’s code of conduct, insider trading policy, committee charters, and other compliance-related materials.

If the foregoing terms are agreeable, please indicate your acceptance by signing below and returning this letter to the Company. We look forward to your contributions as a member of the Board.

[Signature page follows]

STREAMEX CORP. (Nasdaq: STEX)

2431 Aloma Ave Ste 243, Winter Park, Florida 32792

www.streamex.com (203) 409-5444 contact@streamex.com

Sincerely,

Streamex Corp.

By:	/s/ Morgan Lekstrom
Name:	Morgan Lekstrom
Title:	Chairman

Agreed and Accepted:

By:	/s/ Kevin Gopaul
Name:	Kevin Gopaul
Date:	17/11/2025

[Signature Page to Offer Letter ]

STREAMEX CORP. (Nasdaq: STEX)

2431 Aloma Ave Ste 243, Winter Park, Florida 32792

www.streamex.com (203) 409-5444 contact@streamex.com